POWER OF ATTORNEY

SailingStone Holdings LLC, a Delaware limited liability company, hereby appoints Dechert LLP, as its recognized representative and true and lawful attorney-in-fact to make, execute, sign, acknowledge and file as necessary Form ID "authentication documentation", Section 13 and Section 16 filings, as well as any amendments to the foregoing.

This is the only power granted by this Power of Attorney. This Power of Attorney applies to all future Section 13 and Section 16 filings and any amendments to the foregoing. This Power of Attorney is revocable by the client at any time. Third parties receiving a duly executed copy, a copy uploaded in text or html format or facsimile of this Power of Attorney may rely upon this Power of Attorney.

In witness whereof this power of attorney has been executed as a deed by the client and is intended to be and is hereby delivered. Executed as a deed by:

Client	SailingStone Holdings LLC
Name:

Signature:	/s/ MacKenzie B. Davis

Name:	Mackenzie B. Davis

Title:	MGR/MBR

Date:	February 7, 2018

In the
presence
of:

Witness:	/s/ Kathlyne Kiaie

Name and	Kathlyne Kiaie
Address:
One California Street, 30th Floor\
San Francisco, CA 94111